                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-79941






                   PROSPECTUS SUPPLEMENT DATED AUGUST 11, 1999
                                       to
                         Prospectus Dated June 11, 1999

                                2,682,295 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK

               This Prospectus Supplement supplements the Prospectus dated June 11, 1999 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 2,682,295 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of Fibex Systems ("Fibex"), by and through a merger of Fibex with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

               Distributions may be made by certain of the Selling Shareholders listed below to individuals other than those listed in the Prospectus. The Prospectus is hereby amended, and the corresponding entries and footnotes in the Prospectus are superseded by those below, to properly reflect potential distributees of securities held by the Selling Shareholders listed below.


                                                                                      Number of
                                                                                        Shares
                                            Number of Shares          Percent of    Registered for
                                              Beneficially            Outstanding        Sale
Name of Selling Shareholder                      Owned                  Shares         Hereby(1)
---------------------------                      -----                  ------         ---------
Alta California Partners, L.P.(2)               323,024                    *            323,024

Alta Embarcadero Partners, L.P.(3)                7,378                    *              7,378


--------------

* less than one percent

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.

(2) Subsequent to the date of this Prospectus, the Shares held by Alta California Partners, L.P. may be distributed to Theodore A. Bosler trust u/a 4/21/93, BSD & T as agent for 1011-165400-0, BSD & T as agent for 1011-165500-7, BSD & T of CA as agent for 1051-0030-000, BSD & T of CA as agent for 1051-0031-008, BSD & T of CA as agent for 1051-0032-006,
        BSD & T of CA as trustee for 1051-0005-002, BSD & T of CA as trustee for 1060-7525-516, California public employees' retirement system, CDC participations, Brien E. Cobb, Continental Investments Corporation, LLC, Wlliot B. and Pascale V. Evers revocable trust, Peter S. Handy, Boatmen's trust f/b/o Laura Hoblitzelle, PH Investments, LLC, RIHT Trustee u/i C.P. Knight, Jr. residuary, Mellon Bank as agent for 1026-032245-8, Mellon Bank as agent for 1026-032279-7, Mellon Bank as agent for 1084-28YW01-6, Mellon Bank as agent for 1084-28YX00-6, Mellon Bank as trustee for 1083-67D200-7, Mellon Bank as agent for 1084-30SF00-8, Mellon Bank as agent for 1084-316H01-4, Mellon Bank as trustee for 1026-018465-0, Mellon Bank as trustee for 1026-019556-5, Mellon Bank as trustee for 1026-460563-5, Mellon Bank as trustee for 1026-460574-2, Mellon Bank as trustee for 1026-460581-7, Mellon Bank as trustee for 1026-540503-5, Mellon Bank as trustee for 1084-09FN40-5, Mellon Bank as trustee for 1084-09FN09-0, Needham & Company, Inc., Timothy P. Neher, Old Westbury Venture Capital Fund, L.L.C., Silicon Valley Bancshares, William J. Steding, The Sutro Group, Tandon Family Trust, and Alta California Management Partners, L.P. (which in turn may distribute shares to Jean Deleage, Garrett Gruener, Guy Nohra, Marino Polestra, Eileen McCarthy, Daniel Janney, Burr Family Investment Company, LLC, Deleage Children's Trust u/i dated March 18, 1982, and The Nohra 1996 Credit Trust u/a/d 12/2/96).

(3) Subsequent to the date of this Prospectus, the Shares held by Alta Embarcadero Partners, L.P. may be distributed to Jean Deleage, Deleage Children's Trust, Craig L. Burr, Craig L. Burr 1986 Children's Trust, William P. Egan, William P. Egan 1986 Children's Trust, GC&H Investments, BA Ventures, Inc., Garrett P. Gruener, Geoffrey R. Hoguet, Brian McNeill, WS Investment Company 96A, Beta Profit Sharing Trust f/b/o Terrance McGuire, Le Serre, Nottingham Trust, Timothy L. Dibble, Kingsley Pension Trust, Eileen McCarthy, David Retik.